Exhibit 99.4

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION AND NON-GAAP RECONCILIATION

2017 REVISED SEGMENT DATA AT 2018 FIXED CURRENCY EXCHANGE RATES

(unaudited)

(millions)	2017

	First Quarter Ended March 31	Second Quarter Ended June 30	Third Quarter Ended September 30	Fourth Quarter Ended December 31	Twelve Months Ended December 31
Net Sales
Global Industrial	$1,178.3	$1,267.0	$1,309.4	$1,352.1	$5,106.8
Global Institutional	1,114.6	1,262.8	1,268.9	1,263.7	4,910.0
Global Energy	775.7	813.4	817.5	875.1	3,281.7
Other	221.8	242.2	247.6	219.9	931.5
Subtotal at fixed currency	3,290.4	3,585.4	3,643.4	3,710.8	14,230.0
Effect of foreign currency translation	(128.0)	(125.4)	(79.0)	(61.7)	(394.1)
Total reported GAAP net sales	$3,162.4	$3,460.0	$3,564.4	$3,649.1	$13,835.9

Operating Income
Global Industrial	$135.6	$176.5	$217.3	$229.1	$758.5
Global Institutional	186.8	257.1	276.1	259.8	979.8
Global Energy	70.9	72.1	89.8	103.3	336.1
Other	27.1	34.2	41.4	39.8	142.5
Corporate	(50.7)	(104.0)	(48.2)	(11.0)	(213.9)
Subtotal at fixed currency	369.7	435.9	576.4	621.0	2,003.0
Effect of foreign currency translation	(12.5)	(16.2)	(12.4)	(11.8)	(52.9)
Total reported operating income	$357.2	$419.7	$564.0	$609.2	$1,950.1

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" rows in the table above.

The revised segment net sales and operating income for each of the four quarters of 2017 and for the twelve months ended December 31, 2017 reflect the adoption of the new revenue and new pension standards, segment changes, as well as results at 2018 management rates.

The Company adopted Accounting Standards Codification Topic 606 Revenue from Contracts with Customers and the related amendments (“the new revenue standard”) using the full retrospective method. The new revenue standard was applied to all periods presented and the cumulative effect of applying the standard is recognized at the beginning of the earliest year presented. The Company identified additional performance obligations primarily related to performing service activities, which were explicitly or implicitly included in contracts with customers. These performance obligations, when aggregated with service revenue reported, represent more than 10% of net sales. Upon adoption of the new revenue standard, service and leased equipment revenue are reported separately from product and sold equipment revenue. Concurrent with the adoption of the new revenue standard, the Company reclassified certain costs from selling, general and administrative expenses into cost of sales, to align the cost of providing the service with the recognition of service revenue.

On January 1, 2018, the Company also retrospectively adopted Accounting Standards Update 2017-07 Compensation – Retirement Benefits:  Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“the new pension standard”), presentation of the components of net periodic benefit costs for pension and other postretirement benefits within the Consolidated Statement of Income. Under the new pension standard, non-service components of net periodic benefit cost are presented in other (income)/expense, while the service component will continue to be recorded with compensation cost in cost of sales and selling general and administrative expenses.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.